Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS RESULTS FOR THE THIRD FISCAL QUARTER OF 2009
NEW ORLEANS, LA September 10, 2009 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the fiscal quarter ended July 31, 2009. The Company reported net earnings for the quarter ended July 31, 2009 of $10.8 million, or $.12 per diluted share, compared to net earnings of $9.1 million, or $.10 per diluted share, for the quarter ended July 31, 2008.
The results for the quarter included an $8.5 million net gain on early extinguishment of debt ($5.4 million after tax, or $.06 per diluted share) related to the Company’s purchase of $35.7 million aggregate principal amount of its senior convertible notes in the open market during the quarter. After adjusting net earnings for the note purchases and several other unusual items in the third quarter of 2009, the Company reported adjusted earnings of $4.3 million, or $.05 per diluted share, for the quarter ended July 31, 2009, compared to adjusted earnings of $9.3 million, or $.10 per diluted share, for the quarter ended July 31, 2008. See table under “Reconciliation of Non-GAAP Financial Measures” for further information on adjusted diluted earnings per share, adjusted net earnings and free cash flow.
Thomas J. Crawford, President and Chief Executive Officer, stated, “While we can’t control the economy or the number of deaths in our markets, we can control our costs, continue to prudently invest for the long-term and take strong actions to effectively manage our cash, liquidity and tax planning strategies. We have done that in the third quarter and increased both our earnings and cash flow over the prior year. Some of the highlights for the quarter include:
➢	Increased operating cash flow $10.6 million to $34.5 million, compared to the third quarter of 2008, including the receipt of a $12 million tax refund as a result of effective tax planning strategies, and increased free cash flow $13.8 million to $32.5 million, compared to the third quarter of 2008, primarily due to the $12 million tax refund and a decrease in maintenance capital expenditures;

➢	Continued strong liquidity position with $71.2 million in cash on hand;

➢	Reduced debt by 8 percent in the third quarter and 13 percent year-to-date which will generate approximately $2 million of cash interest savings on an annualized basis. Net debt as of July 31, 2009 was $320.5 million;

➢	Maintained funeral gross profit margin by achieving solid growth in average revenue per funeral service, despite volume declines and by effectively managing labor costs;

➢	Increased net preneed funeral sales 4.3 percent compared to the third quarter of 2008; and

➢	Experienced improved trust returns with a total return of 13.6 percent in our preneed funeral and cemetery merchandise and services trusts and a total return of 16.2 percent in our perpetual care trusts.”
Mr. Crawford continued, “While we continue to be impacted by fewer industry wide deaths and a reduction in cemetery property sales due to general economic conditions, we are also continuing to invest in the future of our Company. During the first nine months, we invested $6.6 million in new businesses and approximately $2 million in new systems. In the third quarter, we completed the Company-wide implementation of our new contract processing system, which was a major accomplishment requiring a significant investment of time and resources. Over the past two years, we have invested in upgrading our accounting, payroll and contract processing information systems, all of which will produce future efficiencies. In addition, as pleased as we are with our progress in better serving our cremation-oriented customers, as evidenced by our steady increase in average revenue per cremation event, we believe we can do much better and plan to implement cremation initiatives in the near future designed to improve our cremation sales and profits. Also, we have redesigned our websites to support e-commerce initiatives that will enable new revenue opportunities in the future. The fundamentals of our business remain solid and continue to generate strong cash flow. We are continuing to prudently invest in our people and processes so that as the economy and consumer attitudes strengthen, the Company is well positioned to grow.”
Third Quarter Results
FUNERAL
•	Funeral revenue decreased $2.5 million, or 3.6 percent, to $66.0 million.

•	The Company’s same-store funeral operations achieved a 2.3 percent increase in the same-store average revenue per funeral service, including trust earnings.

•	Same-store funeral services decreased 6.3 percent, or 884 events. The decline is due in part to a 313 event decrease, or 35 percent of the total decline, in its West Coast operations, due in part to a decrease in low-end cremation events. The remaining decrease in funeral services is primarily due to a decrease in deaths in the Company’s markets, when compared with the comparable prior year period.

•	In the third quarter of fiscal 2009, the Company experienced a $2.6 million, or $.02 per diluted share, decrease in earnings related to trust activities, of which $1.1 million related to the funeral segment and $1.5 million related to the cemetery segment. This decrease is consistent with the Company’s previously announced expectations.

•	Funeral gross profit decreased $0.6 million to $14.4 million for the third quarter of 2009 compared to $15.0 million for the same period of 2008. The decrease in gross profit is primarily due to the decrease in revenue, as noted above, partially offset by a $1.9 million decrease in expenses. The decrease in expenses is primarily due to a decrease in merchandise costs resulting from decreased volume and a reduction in salaries and wages due to effective labor management.

•	The cremation rate for the Company’s same-store operations was 41.8 percent for the third quarter of 2009 compared to 39.9 percent for the third quarter of 2008.

•	Net preneed funeral sales increased 4.3 percent during the third quarter of 2009 compared to the third quarter of 2008, despite current economic conditions. Preneed funeral sales are deferred until a future period and have no impact on current revenue.
CEMETERY
•	Cemetery revenue decreased $10.2 million to $51.7 million for the third quarter of 2009. This decrease is due primarily to a $3.7 million, or 13.5 percent, decrease in cemetery property sales, net of discounts, due in part to current economic conditions. While cemetery property sales have increased in some of the Company’s operations, approximately 75 percent of the decline is occurring in two states where the current economic environment is having the largest impact. In addition, the Company experienced a $2.8 million decrease in cemetery merchandise delivered and services performed, a $2.4 million decrease in construction on various cemetery projects and a $1.5 million decrease in earnings related to trust activities, as noted above.

•	Cemetery gross profit decreased $8.1 million to $4.9 million for the third quarter of 2009 compared to $13.0 million for the same period of 2008. The decrease in gross profit is primarily due to the decrease in revenue, as discussed above, partially offset by a $2.1 million decrease in expenses. The decrease in expenses is primarily due to a decrease in property costs and selling costs resulting from the decline in cemetery property sales.

OTHER
•	Interest expense decreased $0.7 million to $5.3 million during the third quarter of 2009 primarily due to the repurchase of the Company’s senior convertible notes in the open market.

•	Investment and other income, net decreased $0.6 million to less than $0.1 million due primarily to a decrease in the average rate earned on the Company’s cash balances from 1.42 percent in the third quarter of 2008 to 0.08 percent in the third quarter of 2009.

•	The effective tax rate for the quarter ended July 31, 2009 was 26.4 percent compared to 37.0 percent for the same period in 2008. The decreased rate in the current quarter is primarily due to a tax benefit of $1.0 million attributable to a decrease in the Company’s valuation allowance on its capital loss carryforward established at October 31, 2008 and a lower effective state tax rate primarily attributable to the net gain on early extinguishment of debt.

•	In the third quarter of fiscal year 2009, the Company purchased $11.8 million aggregate principal amount of its 3.125 percent senior convertible notes due 2014 and $23.9 million aggregate principal amount of its 3.375 percent senior convertible notes due 2016 in the open market. As a result, the Company recorded an $8.5 million net gain on early extinguishment of debt.
Year to Date Results
FUNERAL
•	Funeral revenue decreased $9.9 million, or 4.5 percent, to $209.0 million.

•	The Company’s same-store funeral operations achieved a 3.6 percent increase in the same-store average revenue per funeral service, including trust earnings.

•	Same-store funeral services performed decreased 7.5 percent, or 3,400 events. The decline is due to several factors. The Company experienced a 1,384 call decline, or 40.7 percent of the total decline, in its West Coast operations, due in part to a decrease in low-end cremation events. In addition, the Company experienced a 222 call decline, or 6.5 percent of the total decline, in funeral services due to an additional day in the second quarter of 2008 due to leap year. Finally, the remaining decrease in funeral services is primarily due to a decrease in deaths in the Company’s markets, when compared with the comparable prior year period.

•	For the first nine months of fiscal 2009, the Company realized a $6.9 million, or $.05 per diluted share, decrease in earnings related to trust activities, of which $2.8 million related to the funeral segment and $4.1 million related to the cemetery segment. This decrease is consistent with the Company’s previously announced expectations.

•	Funeral gross profit decreased $4.4 million to $51.2 million for the first nine months of 2009 compared to $55.6 million for the same period of 2008. The decrease in gross profit is primarily due to the decrease in revenue, as noted above, partially offset by a $5.5 million decrease in expenses. The decrease in expenses is primarily related to a decrease in merchandise costs resulting from decreased volume and a reduction in salaries and wages due to effective labor management.

•	The cremation rate for the Company’s same-store operations was 41.2 percent for the first nine months of fiscal 2009 compared to 40.0 percent for the same period of fiscal 2008.

•	Net preneed funeral sales decreased 3.6 percent during the first nine months of fiscal 2009 compared to the first nine months of fiscal 2008 due in part to current economic conditions. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.
CEMETERY
•	Cemetery revenue decreased $24.0 million to $154.7 million for the first nine months of fiscal 2009. This decrease is due primarily to a $13.2 million, or 16.8 percent, decrease in cemetery property sales, net of discounts, due to current economic conditions, a $5.8 million decrease in cemetery merchandise delivered and services performed and a $4.1 million decrease in earnings related to trust activities, as noted above.

•	Cemetery gross profit decreased $18.3 million from $35.1 million in the first nine months of 2008 to $16.8 million for the first nine months of 2009. The decrease in gross profit is primarily due to the decrease in revenue, as noted above, partially offset by a $5.7 million decrease in expenses. The decrease in expenses is primarily related to a decrease in property costs and selling costs resulting from the decline in cemetery property sales and a reduction in salaries and wages due to effective labor management. The decrease in cemetery expenses is partially offset by a $3.2 million charge recorded during the nine months ended July 31, 2009 for the Company’s estimated probable obligation to restore the net realized losses in certain of the Company’s cemetery perpetual care trusts primarily related to investments in General Motors.
OTHER
•	Corporate general and administrative expenses decreased $1.6 million to $22.6 million for the first nine months of fiscal 2009 primarily due to a $1.6 million decrease in professional fees due in part to the resolution of the SEC investigation in 2008.

•	Interest expense decreased $0.9 million to $17.1 million during the first nine months of fiscal 2009 primarily due to the repurchase of the Company’s senior convertible notes in the open market.

•	Investment and other income, net decreased $1.6 million to $0.1 million due primarily to a decrease in the average rate earned on the Company’s cash balances from 2.08 percent in the first nine months of fiscal year 2008 to 0.16 percent for the first nine months of fiscal year 2009.

•	The effective tax rate for the nine months ended July 31, 2009 was 34.6 percent compared to 37.0 percent for the same period in 2008. The decreased rate is due in part to a lower effective state tax rate primarily attributable to the net gain on early extinguishment of debt.

•	The Company’s weighted average diluted shares outstanding decreased to 91.9 million shares for the nine months ended July 31, 2009 compared to 94.7 million shares for the same period in 2008, yielding a positive impact on earnings per share.

•	In the first nine months of fiscal year 2009, the Company purchased $15.8 million aggregate principal amount of its 3.125 percent senior convertible notes due 2014 and $42.5 million aggregate principal amount of its 3.375 percent senior convertible notes due 2016 in the open market. As a result, the Company recorded a $17.2 million net gain on early extinguishment of debt during the nine months ended July 31, 2009.

•	As of September 9, 2009, the Company has purchased an additional $12.2 million aggregate principal amount of its senior convertible notes, resulting in an additional net gain on early extinguishment of debt of approximately $1.8 million, or a total of $70.5 million aggregate principal amount purchased and approximately $19.0 million net gain for fiscal year 2009.
Depreciation and Amortization
•	Depreciation and amortization was $7.3 million for the third quarter of 2009 compared to $7.2 million for the third quarter of 2008.
•	Depreciation and amortization was $22.1 million for the first nine months of 2009 compared to $21.2 million for the first nine months of 2008.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the third quarter of fiscal year 2009 was $34.5 million compared to $23.9 million for the same period of last year. The increase in operating cash flow is primarily due to a $12.0 million tax refund received in the current quarter due to effective tax planning strategies. The Company paid $1.1 million in net tax payments in the third quarter of 2008 compared to receiving $11.5 million of net tax refunds in the third quarter of 2009.

•	Cash flow provided by operating activities for the first nine months of 2009 was $63.6 million compared to $52.3 million for the same period of last year. The increase in operating cash flow is primarily due to a $12.0 million tax refund received in the third quarter of 2009 due to effective tax planning strategies. The Company paid $11.8 million in net tax payments in the first nine months of 2008 compared to receiving $8.2 million of net tax refunds in the first nine months of 2009. In addition, the increase is partially due to collections of prior period sales exceeding receivables for new sales. These increases were partially offset by $1.2 million of cash outflows related to Hurricane Ike paid in the first nine months of 2009, coupled with the timing of payments to vendors and the timing of payroll payments. For additional information on the Company’s taxes, see Note 17 to the condensed consolidated financial statements in the Company’s Form 10-Q for the quarter ended July 31, 2009.

•	Free cash flow was $32.5 million during the third quarter of 2009 compared to $18.7 million for the third quarter of 2008, primarily due to the $12.0 million tax refund received in the third quarter and a decrease in maintenance capital expenditures.

•	Free cash flow was $55.1 million for the first nine months of fiscal year 2009 compared to $39.9 million for the same period last year, primarily due to the $12.0 million tax refund received in the third quarter and a decrease in maintenance capital expenditures.

•	During the third quarter of 2009 and 2008, the Company paid $2.3 million, or $.025 per share, in dividends.

•	During the first nine months of 2009, the Company paid $7.0 million, or $.075 per share, in dividends compared to $7.1 million, or $.075 per share, paid in the first nine months of 2008.

•	As of July 31, 2009, the Company had outstanding debt of $391.7 million and cash on hand of $71.2 million, or net debt of $320.5 million.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the quarter ended July 31, 2009, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total return of 13.6 percent, and its perpetual care trusts experienced a total return of 16.2 percent.

•	For the last three years ended July 31, 2009, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total average decline in value of 2.8 percent, and its perpetual care trusts experienced an annual total average decline in value of 0.8 percent.

•	For the last five years ended July 31, 2009, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total return of 0.8 percent, and its perpetual care trusts experienced an annual total return of 1.4 percent.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 220 funeral homes and 140 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss third quarter results on Thursday, September 10, 2009 at 10 a.m. Central Standard Time. The teleconference dial-in number is 888-278-8465. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 913-312-1232. A replay of the call will be available by dialing 888-203-1112 (from within the continental United States) or 719-457-0820 (from outside the continental United States), and using pass code 8608014 until September 17, 2009, at 10:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until October 10, 2009.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended July 31,
	2009	2008
Revenues:
Funeral	$66,017	$68,558
Cemetery	51,735	61,870

	117,752	130,428

Costs and expenses:
Funeral	51,607	53,524
Cemetery	46,812	48,906

	98,419	102,430

Gross profit	19,333	27,998
Corporate general and administrative expenses	(8,089)	(8,188)
Hurricane related charges, net	(46)	(341)
Gain on dispositions and impairment (losses), net	(117)	25
Other operating income, net	397	407

Operating earnings	11,478	19,901
Interest expense	(5,299)	(6,000)
Gain on early extinguishment of debt	8,533	—
Investment and other income, net	12	593

Earnings before income taxes	14,724	14,494
Income taxes	3,886	5,365

Net earnings	$10,838	$9,129

Net earnings per common share:
Basic	$.12	$.10

Diluted	$.12	$.10

Weighted average common shares outstanding (in thousands):
Basic	91,936	92,203

Diluted	92,118	92,414

Dividends declared per common share	$.025	$.025

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2009	2008
Revenues:
Funeral	$209,007	$218,862
Cemetery	154,693	178,658

	363,700	397,520

Costs and expenses:
Funeral	157,817	163,260
Cemetery	137,872	143,558

	295,689	306,818

Gross profit	68,011	90,702
Corporate general and administrative expenses	(22,601)	(24,226)
Hurricane related charges, net	(566)	(351)
Separation charges	(275)	—
Gain on dispositions and impairment (losses), net	(215)	153
Other operating income, net	960	753

Operating earnings	45,314	67,031
Interest expense	(17,088)	(17,981)
Gain on early extinguishment of debt	17,204	—
Investment and other income, net	85	1,670

Earnings before income taxes	45,515	50,720
Income taxes	15,759	18,766

Net earnings	$29,756	$31,954

Net earnings per common share:
Basic	$.32	$.34

Diluted	$.32	$.34

Weighted average common shares outstanding (in thousands):
Basic	91,883	94,504

Diluted	91,936	94,676

Dividends declared per common share	$.075	$.075

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	July 31, 2009	October 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$71,214	$72,574
Marketable securities	—	55
Receivables, net of allowances	62,205	59,129
Inventories	36,256	35,870
Prepaid expenses	9,279	7,317
Deferred income taxes, net	18,604	8,798

Total current assets	197,558	183,743
Receivables due beyond one year, net of allowances	63,142	70,671
Preneed funeral receivables and trust investments	378,096	368,412
Preneed cemetery receivables and trust investments	191,135	182,141
Goodwill	247,236	247,236
Cemetery property, at cost	385,946	377,271
Property and equipment, at cost:
Land	42,244	42,244
Buildings	327,243	319,463
Equipment and other	184,571	178,534

	554,058	540,241
Less accumulated depreciation	254,618	236,066

Net property and equipment	299,440	304,175
Deferred income taxes, net	134,658	179,515
Cemetery perpetual care trust investments	197,858	173,090
Non-current assets held for sale	1,663	1,787
Other assets	15,695	16,474

Total assets	$2,112,427	$2,104,515

		(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	July 31, 2009	October 31, 2008
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$5	$20
Accounts payable	23,828	27,652
Accrued payroll and other benefits	14,824	14,133
Accrued insurance	20,765	21,287
Accrued interest	6,310	5,864
Estimated obligation to fund cemetery perpetual care trust	14,134	13,281
Other current liabilities	14,260	16,198
Income taxes payable	2,302	2,061

Total current liabilities	96,428	100,496
Long-term debt, less current maturities	391,747	450,095
Deferred preneed funeral revenue	245,411	245,182
Deferred preneed cemetery revenue	272,685	275,835
Deferred preneed funeral and cemetery receipts held in trust	499,362	475,420
Perpetual care trusts’ corpus	196,835	171,371
Other long-term liabilities	21,471	20,479

Total liabilities	1,723,939	1,738,878

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 89,119,832 and 88,693,127 shares at July 31, 2009 and October 31, 2008, respectively	89,120	88,693
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at July 31, 2009 and October 31, 2008; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	529,574	536,902
Accumulated deficit	(233,794)	(263,550)
Accumulated other comprehensive income:
Unrealized appreciation of investments	33	37

Total accumulated other comprehensive income	33	37

Total shareholders’ equity	388,488	365,637

Total liabilities and shareholders’ equity	$2,112,427	$2,104,515

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended July 31,
	2009	2008
Cash flows from operating activities:
Net earnings	$29,756	$31,954
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Gains) on dispositions and impairment losses, net	215	(153)
Gain on early extinguishment of debt	(17,204)	—
Depreciation and amortization	22,060	21,188
Provision for doubtful accounts	6,610	5,742
Share-based compensation	1,732	2,519
Excess tax benefits from share-based payment arrangements	—	(171)
Provision for deferred income taxes	12,994	5,844
Estimated obligation to fund cemetery perpetual care trust	3,222	—
Other	146	(115)
Changes in assets and liabilities:
(Increase) decrease in receivables	6,736	(3,902)
Increase in prepaid expenses	(1,962)	(2,574)
Decrease in inventories and cemetery property	(639)	(2,072)
Federal income tax refund	12,000	—
Decrease in accounts payable and accrued expenses	(8,068)	(477)
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	16,245	7,711
Increase (decrease) in deferred preneed funeral revenue	229	(5,767)
Decrease in deferred preneed funeral receipts held in trust	(13,288)	(5,395)
Net effect of preneed cemetery production and deliveries:
(Increase) decrease in preneed cemetery receivables and trust investments	7,530	(52)
Decrease in deferred preneed cemetery revenue	(10,620)	(4,652)
Increase (decrease) in deferred preneed cemetery receipts held in trust	(5,222)	3,712
Increase (decrease) in other	1,118	(1,087)

Net cash provided by operating activities	63,590	52,253

Cash flows from investing activities:
Proceeds from sales of marketable securities	250	20,219
Purchases of marketable securities	(199)	(19,955)
Proceeds from sale of assets	494	358
Purchase of subsidiaries and other investments, net of cash acquired	(1,923)	(1,378)
Additions to property and equipment	(15,029)	(20,370)
Other	37	75

Net cash used in investing activities	(16,370)	(21,051)

Cash flows from financing activities:
Repayments of long-term debt	(39,901)	(190)
Issuance of common stock	225	1,659
Retirement of call options	5,111	—
Purchase and retirement of common stock	(52)	(48,627)
Retirement of common stock warrants	(4,981)	—
Debt refinancing costs	(2,029)	—
Dividends	(6,953)	(7,067)
Excess tax benefits from share-based payment arrangements	—	171

Net cash used in financing activities	(48,580)	(54,054)

Net decrease in cash	(1,360)	(22,852)
Cash and cash equivalents, beginning of period	72,574	71,545

Cash and cash equivalents, end of period	$71,214	$48,693

Supplemental cash flow information:
Cash paid (received) during the period for:
Income taxes, net	$(8,168)	$11,767
Interest	$15,647	$15,799

Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$305	$923
Issuance of restricted stock, net of forfeitures	$22	$260

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2009 AND 2008
(Unaudited)
The Company recorded several items during the three and nine months ended July 31, 2009 and 2008 that impacted earnings including unusual items such as perpetual care funding obligations and tax valuation charges and non-recurring items such as gain on the early extinguishment of debt, hurricane related charges, gain on dispositions and impairment (losses) and separation pay. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items, which are not comparable from one period to the next.

	Three Months Ended July 31,				Nine Months Ended July 31,
Adjusted Balances are Net of Tax	2009		2008		2009		2008
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings	$10.8	$.12	$9.1	$.10	$29.8	$.32	$32.0	$.34
Subtract: Gain on early extinguishment of debt	(5.4)	(.06)	—	—	(11.2)	(.12)	—	—
Subtract: Tax valuation charge	(1.2)	(.01)	—	—	(0.3)	—	—	—
Add: Hurricane related charges, net	—	—	0.2	—	0.4	.01	0.2	—
Add: Perpetual care funding obligation	—	—	—	—	2.1	.02	—	—
Add: Separation charges	—	—	—	—	0.2	—	—	—
Add: Gain on dispositions and impairment (losses)	0.1	—	—	—	0.1	—	—	—

Adjusted earnings	$4.3	$.05	$9.3	$.10	$21.1	$.23	$32.2	$.34

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED JULY 31, 2009 AND 2008
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and nine months ended July 31, 2009 and 2008:

	Three Months Ended		Nine Months Ended
Free Cash Flow	July 31,		July 31,
(Dollars in millions)	2009	2008	2009	2008
Net cash provided by operating activities (1)	$34.5	$23.9	$63.6	$52.3
Less: Maintenance capital expenditures	(2.0)	(5.2)	(8.5)	(12.4)

Free cash flow	$32.5	$18.7	$55.1	$39.9

(1)	Cash flow provided by operating activities for the third quarter of fiscal year 2009 was $34.5 million compared to $23.9 million for the same period of last year. The increase in operating cash flow is primarily due to a $12.0 million tax refund in the current quarter due to effective tax planning strategies. The Company paid $1.1 million in net tax payments in the third quarter of 2008 compared to receiving $11.5 million of net tax refunds in the third quarter of 2009. Cash flow provided by operating activities for the first nine months of 2009 was $63.6 million compared to $52.3 million for the same period of last year. The increase in operating cash flow is primarily due to a $12.0 million tax refund in the third quarter of 2009 due to effective tax planning strategies. The Company paid $11.8 million in net tax payments in the first nine months of 2008 compared to receiving $8.2 million of net tax refunds in the first nine months of 2009. In addition, the increase is partially due to collections of prior period sales exceeding receivables for new sales. These increases were partially offset by $1.2 million of cash outflows related to Hurricane Ike paid in the first nine months of 2009, coupled with the timing of payments to vendors and the timing of payroll payments. For additional information on the Company’s taxes, see Note 17 to the condensed consolidated financial statements in the Company’s Form 10-Q for the quarter ended July 31, 2009.

CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the recent substantial decline in market value of our trust assets, including:
•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;
•	effects on at-need and preneed sales of a weakening economy;

•	effects on revenue due to the changes in the number of deaths in our markets and decline in funeral call volume;

•	effects on cash flow and earnings as a result of increased costs, particularly supply costs related to increases in commodity prices;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	risk of loss due to hurricanes and other natural disasters;

•	effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on and repurchase our common stock;

•	our ability to consummate significant acquisitions of or investments in death care or related businesses successfully;

•	the effects on us as a result of our industry’s complex accounting model;

•	the effect of the change in accounting method for our senior convertible notes;
and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2008, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.